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                                  EXHIBIT 5.1

                         OPINION OF IRELL & MANELLA LLP




                                 June 30, 1999


Williams-Sonoma, Inc.
3250 Van Ness Avenue
San Francisco, California  94109

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration of 1,221,775 shares of common stock, par value $.01 per share (the "Shares"), of Williams-Sonoma, Inc., a California corporation (the "Company"), and of an indeterminate amount of interests (the "Plan Interests") to be offered or sold pursuant to the terms of the Company's Associate Stock Incentive Plan (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with the Plan and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

        Based on these examinations, it is our opinion that upon completion of the proceedings being taken or which we, as your counsel, contemplate will be taken prior to the issuance of the Plan Interests and the Shares, the Plan Interests and the Shares, when issued in the manner referred to in the Registration Statement and the Plan, will be duly authorized, and legally and validly issued.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,




                               /s/ Irell & Manella LLP
                               -------------------------
                               Irell & Manella LLP